Exhibit 99.1

Septerna Appoints Industry Veteran Rajiv Patni, M.D., as Chief Medical Officer

SOUTH SAN FRANCISCO, Calif. – August 25, 2026 – Septerna, Inc. (Nasdaq: SEPN), a clinical-stage biotechnology company pioneering a new era of G protein-coupled receptor (GPCR) drug discovery, today announced the appointment of Rajiv Patni, M.D., as Chief Medical Officer. Dr. Patni is a physician-scientist and accomplished biopharmaceutical executive with more than 25 years of experience leading research, development, regulatory, and medical affairs organizations.

“We are thrilled to welcome Rajiv to the team as we execute on our strategy to develop differentiated oral medicines targeting GPCRs,” said Jeffrey Finer, M.D., Ph.D., Chief Executive Officer and Co-founder of Septerna. “Rajiv brings deep clinical development experience across multiple therapeutic areas and a successful track record of guiding investigational medicines from early clinical studies through regulatory agency approvals. His leadership will be instrumental as we advance our clinical programs and continue to build a world-class development organization to deliver new medicines for patients in need.”

“Throughout my career I have joined companies at inflection points in their R&D trajectory, and that is where Septerna is today,” said Dr. Patni. “Our pipeline targets significant unmet needs spanning endocrinology, immunology, and other therapeutic areas. I look forward to helping translate Septerna’s unique expertise in GPCR drug discovery into clinical evidence and ultimately into important new medicines for patients who need better oral treatment options.”

Dr. Patni joins Septerna from Judo Bio where he most recently served as Chief Executive Officer. Previously, he was Chief Research and Development Officer at Reata Pharmaceuticals. Earlier, Dr. Patni served as Chief Medical Officer at Global Blood Therapeutics, Portola Pharmaceuticals, Adamas Pharmaceuticals and Actelion Pharmaceuticals, companies that, together with Reata, were subsequently acquired. Earlier in his career, Dr. Patni led development teams at Pfizer and Roche Pharmaceuticals. Over the course of his career, Dr. Patni has contributed to programs that resulted in 10 regulatory agency approvals or label expansions in the United States, Europe and additional markets. He currently serves as a director of BioXcel Therapeutics.

Dr. Patni holds an M.D. from the Icahn School of Medicine at Mt. Sinai and completed his internal medicine residency and cardiology fellowship at the Albert Einstein College of Medicine.

About Septerna

Septerna, Inc. is a clinical-stage biotechnology company with a world-class team of GPCR experts and drug developers advancing cutting-edge science to unlock the full potential of GPCR therapies for patients with significant unmet needs. The company’s proprietary Native Complex Platform® is designed to enable new approaches to GPCR drug discovery and has led to the development of a diverse pipeline of novel oral small molecule drug candidates. Septerna is advancing programs in endocrinology, immunology and inflammation, metabolic diseases and additional therapeutic areas, both independently and with partners. For more information, please visit www.septerna.com.

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